EXHIBIT (A)(43)














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NATIONSBANK


March 30, 1999

Duke Capital Corporation
422 South Church Street
Charlotte, NC  28202-1904
Attention: David L. Hauser
           Vice President & Treasurer


Re:  Extension of Closing for $1 Billion Term Loan Facility

Dear David:

This letter references (i) the letter dated February 24, 1999 (the "Commitment Letter") among Duke Capital Corporation, NationsBank, N.A. and NationsBanc Montgomery Securities LLC regarding the underwriting and syndication of a $1 billion term loan facility (the "Facility"), and (ii) the letter among those parties dated February 24, 1999 regarding fees for the Facility (the "Fee Letter"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Commitment Letter and the Summary of Terms attached thereto.

At the Borrower's request, NationsBank and NMS have agreed to extend the final date for Closing of the Facility (and the execution and delivery of definitive documentation therefor) as provided in the Commitment Letter and Summary of Terms. Accordingly, the parties hereby agree as follows:

1. The Commitment Letter is amended by changing the date "April 1, 1999," appearing in the next to last paragraph on page 3 of the Commitment Letter, to "April 15, 1999". The Summary of Terms is also amended, in the paragraph entitled "Closing," by changing the date "April 1, 1999" to "April 15, 1999".

2. The Fee Letter is amended, in clause (b) of the paragraph entitled "Ticking Fee," by changing the date "April 1, 1999" to "April 15, 1999".

As expressly amended hereby, the Commitment Letter, the Summary of Terms and the Fee Letter shall continue in full force and effect in accordance with their terms. If the foregoing is in accordance with your understanding, please execute and return this letter to us to indicate your agreement.

Very truly yours,

NATIONSBANK, N.A.


By: /s/ Wade B. Sample
    ----------------------------------
    Wade B. Sample
    Senior Vice President





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NATIONSBANC MONTGOMERY SECURITIES LLC

By: /s/ Cynthia A. Grim
    ------------------------------
    Cynthia A. Grim
    Managing Director



Accepted and Agreed to as of March 31, 1999:

DUKE CAPITAL CORPORATION

By: /s/ David L. Hauser
    ------------------------------
    Name: David L. Hauser
    Title: Vice President and Treasurer













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